Exhibit 99.1

                                                                                             Contacts:                 Bill Volz, President

                                                                                                                        Kimiko Milheim, CFO

                                                                                                                                   (408) 542-5400

FOR IMMEDIATE RELEASE

LOGIC DEVICES REPORTS

THIRD QUARTER OF FISCAL 2003:

REVENUES FALL BUT LOSSES NARROW

SUNNYVALE, Calif. (August 7, 2003) - LOGIC Devices Incorporated (Nasdaq: LOGC), today reported revenue and earnings for its third quarter of fiscal 2003. Revenues for the fiscal quarter ended June 29, 2003 were $1,206,300, down 33% from the $1,801,100 reported for the third quarter of fiscal 2002. The Company lost $566,200, or ($0.08) per share, a 34% improvement from the $854,000 loss, or ($0.12) per share, recorded in the 2002 quarter.

"While the semiconductor industry generally remains in the longest and sharpest down-cycle in its history, our cost-cutting initiatives allowed us to mitigate the effect of weak revenues on the bottom line," stated Bill Volz, president of LOGIC Devices. "Our gross margin actually increased by over five times, from $58,000 in the fiscal 2002 quarter to $386,800 in fiscal 2003, which allowed us to continue to place heavy emphasis on new product development. During the quarter ended June 29, 2003, 39% of revenues were committed to R&D expenses. This commitment reflects two things: our determination to drive revenue growth and the huge impact our cost control activities have had in allowing us to undertake such aggressive product development efforts, while simultaneously reducing our losses in the face of lower revenues."

"Obviously, increased R&D spending, of itself, is not a goal. We have recently completed the design, and released to initial prototype fabrication, a video frame buffer chip that we expect to have application in high-definition studio equipment and security camera applications. We should complete evaluation of the first prototypes during the September quarter and begin customer sampling during the first quarter of fiscal 2004. Depending on customer design-in times, we would expect revenue contributions from this new product to begin as early as the second quarter of fiscal 2004."

"LOGIC continues to maintain a very strong balance sheet and good cash flow," continued Volz. "While the near term times may continue to be difficult, we believe that new products will be the basis for LOGIC's future growth. We have used the current job market to selectively add highly qualified individuals to our product development team. We are very excited about our upcoming product introductions and the impact this may have on the next year," concluded Volz.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements in this press release regarding expectations of future events are "forward-looking statements" involving risks and uncertainties, including, but not limited to, market acceptance risks, the effect of economic conditions and shifts in supply and demand, the impact of competitive products and pricing, product development, commercialization and technological difficulties, availability of capital, and capacity and supply constraints. Please refer to the Management Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for a discussion of risks in the most recent LOGIC Devices Annual Report on Form 10-K and the quarterly report under Form 10-Q.

Established in 1983, LOGIC Devices is a fabless semiconductor manufacturer providing high-performance, function-specific integrated circuits that are utilized in smart weapons systems and in broadcast studio, medical imaging, and digital telecommunications equipment.

FINANCIAL HIGHLIGHTS (unaudited):

For the Fiscal Quarter Ended:
	June 29, 2003	June 30, 2002

Net revenues	$ 1,206,300	$ 1,801,100

Gross margin	$ 386,800	$ 58,000

Net loss	$ (566,200)	$ (854,000)

Basic loss per common share	$ (0.08)	$ (0.12)

Basic weighted average common shares outstanding	6,630,688	6,852,888